Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
INCLUDING PREFERRED STOCK DIVIDENDS
						Nine Months Ended
	Years Ended December 31,					September 30,
In millions of dollars, except for ratios	2016	2015	2014	2013	2012	2017	2016
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$7,211	$6,869	$7,998	$9,941	$12,922	$7,188	$5,281
Interest factor in rent expense	361	414	460	460	496	260	274
Dividends—Preferred Stock	1,077	769	511	194	26	893	757
Total fixed charges	$8,649	$8,052	$8,969	$10,595	$13,444	$8,341	$6,312

Income
Income from continuing operations before taxes and noncontrolling interests	$21,477	$24,826	$14,701	$19,802	$8,165	$17,662	$16,377
Fixed charges (including preferred stock dividends)	8,649	8,052	8,969	10,595	13,444	8,341	6,312
Total income	$30,126	$32,878	$23,670	$30,397	$21,609	$26,003	$22,689

Ratio of income to fixed charges excluding interest on deposits	3.48	4.08	2.64	2.87	1.61	3.12	3.59

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$12,511	$11,921	$13,690	$16,177	$20,612	$11,981	$9,234
Interest factor in rent expense	361	414	460	460	496	260	274
Dividends—Preferred Stock	1,077	769	511	194	26	893	757
Total fixed charges	$13,949	$13,104	$14,661	$16,831	$21,134	$13,134	$10,265

Income
Income from continuing operations before taxes and noncontrolling interests	$21,477	$24,826	$14,701	$19,802	$8,165	$17,662	$16,377
Fixed charges (including preferred stock dividends)	13,949	13,104	14,661	16,831	21,134	13,134	10,265
Total income	$35,426	$37,930	$29,362	$36,633	$29,299	$30,796	$26,642

Ratio of income to fixed charges including interest on deposits	2.54	2.89	2.00	2.18	1.39	2.34	2.60

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and noncontrolling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.